Exhibit 5.1

[Porter Hedges LLP Letterhead]

February 22, 2022

Carriage Services, Inc.

3040 Post Oak Blvd., Suite 300

Houston, Texas 77056

Re:	Carriage Services, Inc. Registration Statement on Form S-8; Amended and Restated Carriage Services, Inc. 2007 Employee Stock Purchase Plan; Carriage Services, Inc. 2017 Omnibus Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Carriage Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of an additional 1,800,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that are issuable pursuant to (i) the Company’s Amended and Restated 2007 Employee Stock Purchase Plan (as amended, the “ESPP Plan”), and (ii) the Company’s 2017 Omnibus Incentive Plan (as amended, the “Omnibus Plan” and, together with the ESPP Plan, the “Plans”).

We have examined the Plans and such corporate records, documents, instruments and certificates of the Company, and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

Based upon such examination and review, we are of the opinion that the Shares have been duly and validly authorized and will, upon issuance and delivery as contemplated by the Plans, be validly issued, fully paid and nonassessable outstanding shares of Common Stock.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that our firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinion set forth above is limited in all respects to matters of the General Corporation Law of the State of Delaware.

This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.

Very truly yours,

/s/ Porter Hedges LLP

PORTER HEDGES LLP